UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            MERRIMAC INDUSTRIES, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.50 PAR VALUE
                         (Title of Class of Securities)


                                    590262101
                                 (CUSIP Number)

                                December 5, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

RICHARD GROSSMAN
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER

                             0
     NUMBER OF           -------------------------------------------------------
      SHARES             6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                227,400
      EACH               -------------------------------------------------------
    REPORTING            7.  SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             227,400
                         -------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

227,400
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

8.4%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

ORIN HIRSCHMAN
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER

                             182,400
     NUMBER OF           -------------------------------------------------------
      SHARES             6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                187,400
      EACH               -------------------------------------------------------
    REPORTING            7.  SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  182,400
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             187,400
                         -------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

369,800
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

13.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

ADAM SMITH CAPITAL MANAGEMENT LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

NEW YORK
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER

                             0
     NUMBER OF           -------------------------------------------------------
      SHARES             6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                156,200
      EACH               -------------------------------------------------------
    REPORTING            7.  SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             156,200
                         -------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

156,200
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

5.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

ADAM SMITH INVESTMENT PARTNERS, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

NEW YORK
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER

                             0
     NUMBER OF           -------------------------------------------------------
      SHARES             6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                156,200
      EACH               -------------------------------------------------------
    REPORTING            7.  SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             156,200
                         -------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

156,200
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

5.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

DIAMOND CAPITAL MANAGEMENT INC.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

NEW YORK
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER

                             0
     NUMBER OF           -------------------------------------------------------
      SHARES             6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                31,200
      EACH               -------------------------------------------------------
    REPORTING            7.  SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             31,200
                         -------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

31,200
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

1.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

ADAM SMITH INVESTMENTS, LTD.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER

                             0
     NUMBER OF           -------------------------------------------------------
      SHARES             6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                31,200
      EACH               -------------------------------------------------------
    REPORTING            7.  SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             31,200
                         -------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

31,200
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

1.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

RICHARD AND ANA GROSSMAN JTWROS
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

NEW YORK
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER

                             40,000
     NUMBER OF           -------------------------------------------------------
      SHARES             6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                0
      EACH               -------------------------------------------------------
    REPORTING            7.  SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  40,000
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER

                             0
                         -------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

40,000
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

1.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------

         SCHEDULE 13G

Item 1(a)     Name of Issuer:

              Merrimac Industries, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              41 Fairfield Place, West Caldwell, New Jersey 07006

Item 2(a)     Names of Persons Filing:

              Richard Grossman, Orin Hirschman, Adam Smith Capital Management LLC ("ASCM"),
              Diamond Capital Management ("DCM"), Adam Smith Investments, Ltd. ("ASI"), Adam Smith Investment Partners, L.P. ("ASIP"),
              Richard and Ana Grossman JTWROS.

Item 2(b)     Addresses of Principal Business Offices:

              The principal executive offices of ASCM, ASIP and DCM, and the business address of each of Richard Grossman and Orin Hirschman, are located at 101 East 52nd Street, New York, New York 10022. The principal executive office of ASI is c/o Insinger Trust (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

Item 2(c)     Citizenship:

              ASCM is a New York limited liability company, DCM is a New York corporation, ASI is a British Virgin Islands corporation, and ASIP is a New York limited partnership. Richard Grossman, Ana Grossman, and Orin Hirschman are citizens of the United States.

Item 2(d)     Title of Class of Securities:

              Common Stock, and warrants exercisable to purchase Common Stock (the "Shares").

Item 2(e)     CUSIP Number:

              590262101

Item 3.       Type of Reporting Person:

              N/A

Item 4.       Ownership

              a.  Amount Beneficially Owned:

              409,800 shares

              b.  Percent of class

              14.6%

              c.  Number of shares as to which such person has:

                  i.  Sole power to vote or to direct the vote

                  0

                  ii.  Shared power to vote or to direct the vote

                  409,800

                  iii.  Sole power to dispose or to direct the disposition of

                  0

                  iv.  Shared power to dispose or to direct the disposition of

                  409,800

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                                [ ]

Item 6.  Ownership of More than Five Percent on behalf of Another Person.

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reporting on by the Parent Holding Company:

              N/A

Item 8.  Identification and Classification of Members of the Group.

              This Statement is filed by Richard Grossman and Orin Hirschman by virtue of their beneficial ownership of Shares, directly and indirectly as the owners of each of ASCM and DCM, and as the sole holders of the Common Stock of ASI; by DCM by virtue of being the Investment Manager of ASI; by ASCM, by virtue of being the sole general partner of ASIP; and by ASI and ASIP by virtue of their direct beneficial ownership of Shares. By virtue of the relationships described above, each of Richard Grossman and Orin Hirschman may be deemed to possess indirect beneficial ownership of the Shares held by each entity. The directors of ASI are F.M.C. Limited and S.C.S. Limited, which are subsidiaries of Insinger Trust (BVI) Limited, all of which are British Virgin Islands corporations. Richard

              Grossman and Orin Hirschman are the only officers and directors of ASC and DCM, and the only member-managers of ASCM. This Statement is filed by Richard and Ana Grossman JTWROS, by virtue of their direct beneficial ownership of Shares.

Item 9.       Notice of Dissolution of Group:

              N/A

Item 10.      Certification:

              By signing below the undersigned certify that to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

              Signature

              After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: January 5, 2001

                           /s/ Richard Grossman
                           Richard Grossman

                           /s/ Orin Hirschman
                           Orin Hirschman

                           ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,

                           By: /s/ Richard Grossman
                               Richard Grossman, Manager

                           ADAM SMITH INVESTMENT PARTNERS, L.P.

                                    By: ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,
                                    General Partner

                                    By: /s/ Richard Grossman
                                        Richard Grossman, Manager

                           DIAMOND CAPITAL MANAGEMENT INC.

                           By: /s/ Richard Grossman
                               Richard Grossman, Vice President

                           ADAM SMITH INVESTMENTS, LTD.

                                    By: F.M.C LIMITED, Corporate Directors

                                    By: /s/ Nicholas Lane
                                        Nicholas Lane

                                    By: S.C.S. LIMITED, Corporate Directors

                                    By: /s/ Grant Brown
                                        Grant Brown

                                    RICHARD AND ANA GROSSMAN JTWROS

                                    By: /s/ Richard Grossman
                                        Richard Grossman

                                    By: /s/ Ana Grossman
                                        Ana Grossman

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $.50 par value, of Merrimac Industries, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

     In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of January 5, 2001.


                           /s/ Richard Grossman
                           Richard Grossman

                           /s/ Orin Hirschman
                           Orin Hirschman

                           ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,

                           By: /s/ Richard Grossman
                               Richard Grossman, Manager

                           ADAM SMITH INVESTMENT PARTNERS, L.P.

                                    By: ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,
                                    General Partner

                                    By: /s/ Richard Grossman
                                        Richard Grossman, Manager

                           DIAMOND CAPITAL MANAGEMENT INC.

                           By: /s/ Richard Grossman
                               Richard Grossman, Vice President

                           ADAM SMITH INVESTMENTS, LTD.

                                    By: F.M.C LIMITED, Corporate Directors

                                    By: /s/ Nicholas Lane
                                        Nicholas Lane

                                    By: S.C.S. LIMITED, Corporate Directors

                                    By: /s/ Grant Brown
                                        Grant Brown

                                    RICHARD AND ANA GROSSMAN JTWROS

                                    By: /s/ Richard Grossman
                                        Richard Grossman

                                    By: /s/ Ana Grossman
                                        Ana Grossman